Exhibit 99.1

news release
Enzo Biochem, Inc.
527 Madison Avenue
New York, NY 10022

FOR IMMEDIATE RELEASE

Federal Court Awards Enzo Biochem Over $61 Million in

Patent Infringement Damages

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Judge Increases Jury Award by $12.4 Million in

Prejudgment Interest

NEW YORK, January 6, 2014 – Enzo Biochem Inc. (NYSE:ENZ) reported today that a Federal Court Judge in New Haven, CT, in connection with the favorable November 2012 jury finding of direct infringement damages of Enzo patents by Applera Corp., now Life Technologies Inc. (NASDAQ:LIFE), has awarded the Company prejudgment interest of $12,428,729, bringing the total award to in excess of $61 million. Additional post-interest on the full amount was also awarded starting November 7, 2012 until the total judgment is satisfied, which, it is estimated, could add several additional millions.

The Enzo action is entitled Enzo Biochem, Inc. et al. vs. Applera Corp. and Tropix Inc. in New Haven, CT Civil Action No. 3:04cv929 (JBA).

About Enzo Biochem

Enzo Biochem is a pioneer in molecular diagnostics, leading the convergence of clinical laboratories, life sciences and therapeutics through the development of unique diagnostic platform technologies that provide numerous advantages over previous standards. A global company, Enzo Biochem utilizes cross-functional teams to develop and deploy products systems and services that meet the ever-changing and rapidly growing needs of health care both today and into the future. Underpinning Enzo Biochem’s products and technologies is a broad and deep intellectual property portfolio, with patent coverage across a number of key enabling technologies.

Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses are dependent on a number of factors outside of the control of the company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigations, and general business conditions. See Risk Factors in the

Exhibit 99.1

Company’s Form 10-K for the fiscal year ended July 31, 2013. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

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Contact:

Steven Anreder	Michael Wachs
Anreder & Company	CEOcast, Inc.
212-532-3232	212-732-4300
steven.anreder@anreder.com or	mwachs@ceocast.com